This Separation and General Release Agreement must be executed and delivered to Employer (Attn: Laurie Marsh, Director, Human Resources) no later than December 31, 2015.
SEPARATION AND GENERAL RELEASE AGREEMENT
THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is entered into between WALTER M. NARAJOWSKI, with an address at 79297 LIGA La Quinta, CA 92253 (the “Employee”) and ROKA BIOSCIENCE, INC., having its corporate headquarters at 20 Independence Boulevard, 4th Floor, Warren, New Jersey 07059 (the “Employer”). Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans' fiduciaries, agents, administrators and insurers, in their individual and their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties.”

RECITALS:

A.    Employer and Employee entered into an employment agreement dated July 1, 2012 (“Employment Agreement”). Capitalized terms used in this Separation Agreement and not otherwise defined in this Separation Agreement shall have the meanings ascribed to them in the Employment Agreement.

B.    Following ongoing discussions between the parties, the parties have elected to treat Employee’s separation of employment as one for Good Reason effective December 31, 2015, with Employer having waived any requirements Employee might have to give notice pursuant to Section 4.01(E) of the Employment Agreement and the Good Reason cure period contained therein.

C.    Pursuant to Section 4.02(B) of the Employment Agreement, Employee is to be paid certain amounts in the event of a termination by the Employee for Good Reason, subject to Employee’s execution, delivery and non-revocation of a general release in a form satisfactory to Employer.

D.    Employer has agreed to accelerate the vesting of 30,000 shares of restricted stock under the Restricted Stock Agreement dated January 2, 2015 (“Restricted Stock Agreement”) from January 1, 2016 to December 31, 2015.

E.    This Separation Agreement is intended to be, and shall serve as, the Release required pursuant to the Employment Agreement.

In consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1.    Termination of Employment Agreement; Separation of Employment. The Employment Agreement and Employee’s employment with Employer thereunder was terminated by the Employee for Good Reason in accordance with Section 4.01(E) of the Employment Agreement, effective December 31, 2015. Accordingly, Employee acknowledges and understands that the Employment Agreement and Employee’s employment with Employer under the Employment Agreement or otherwise terminated on December 31, 2015 (the “Separation Date”) and that his last day of employment with Employer was the Separation Date. Employee further acknowledges that Employee has received all compensation and benefits to which Employee is entitled under the Employment Agreement or otherwise as a result of Employee’s employment, except as otherwise provided in this Separation Agreement. Employee understands that, except as otherwise provided in this Separation Agreement, Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2.    Employee General Release of Released Parties. As a condition to, and in consideration of, Employer’s obligation to make the Severance Payment and provide the COBRA Assistance set forth in Section 8 below, Employee (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement (including, without limitation, the Employment Agreement), offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New Jersey, Pennsylvania or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey False Claims Act, the California Employment and Housing Act, the California Family Rights Act, the California WARN Act, the California Lie Detector Law, the California Strategic Lawsuit Against Public Participation Act, the California Family School Partnership Act, the California Military Leave Law, the California Whistleblower Act, the California Hazardous Substances Information and Training Act, and the California Equal Pay Law, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of the Employment Agreement or the termination hereof and Employee’s employment with Employer or his separation therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all rights or Claims, including, without limitation, Claims that Employee may having arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer.

3.    Further Release By Employee Of the Released Parties. Employee expressly acknowledges that, in further consideration of the payment and benefits set forth in Section 6 below, Employee waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”), or any other law of or statute of similar effect in any jurisdiction with respect to the released Claims, with respect to the Released Parties. Section 1542 states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMNT WITH THE DEBTOR.” Notwithstanding the provisions of Section 1542 and for the purpose of implementing a full and complete release of all Claims, Employee expressly acknowledges and agrees that this Separation Agreement releases all Claims existing or arising prior to his execution of this Separation Agreement which he has or may have against the Released Parties whether such Claims are known or unknown and suspected or unsuspected by him and he forever waives all inquiries and investigations into any and all such claims. Employee understands and acknowledges that the significance and consequence of this waiver of Civil Code §1542, is that even if Employee should suffer additional injuries or damages arising out of the released Claims, he will not be permitted to make any claim for those injuries or damages.

4.    Representations; Covenant not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 16 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties.

5.    Final Pay Check; Expense Reimbursement. Employee has received (or will received by not later than the next regular pay date following the Separation Date) full payment (less applicable withholdings and customary payroll deductions) of his base salary earned through and including the Separation Date. Employee has received (or will receive by the next regular expense processing date) full payment for all submitted and approved business expenses incurred prior to the Separation Date and submitted no later than thirty (30) days after the Separation Date.

6.    Annual Bonus. In accordance with Section 3.01(B) of the Employment Agreement, Employee will be paid an Annual Bonus of $82,897.00 for the calendar year ending December 31, 2015. This Annual Bonus will be paid on December 31, 2015.

7.    Restricted Stock. One-third of the 90,000 restricted shares Employee was granted under the Restricted Stock Award Agreement will accelerate and become vested on December 31, 2015 and the restrictions applicable to those 30,000 restricted shares will lapse on December 31, 2015 in accordance with the Restricted Stock Award Agreement. All other restricted shares granted under the Restricted Stock Award Agreement are forfeited immediately after termination of employment.

8.    Severance Payment and COBRA Assistance. In accordance with Section 4.02(B) of the Employment Agreement and as good consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement, Employer shall provide Employee with:

(A) a payment (the “Severance Payment”) the aggregate amount of $233,381.25 (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions). The Severance Payment shall be payable in eighteen (18) consecutive semi-monthly installments of $12,965.62 (less applicable withholdings and customary payroll deductions, excluding 401(k) contributions) each, in accordance with Employer’s customary payroll practices, commencing on the next regular payroll date following the eighth day after Employee’s execution and delivery of this Separation Agreement to Employer (or as soon thereafter as administratively practicable); provided, however, the first payment shall include the cumulative amount of payments had such payments commenced immediately following the effective date of Employee’s termination; and

(B) if Employee timely elects COBRA coverage, Employer shall waive Employee's healthcare continuation payments under COBRA through September 30, 2016 (“COBRA Assistance”), unless Employee becomes eligible to obtain healthcare coverage from a new employer sooner, in which case Employer's obligation to waive Employee's health care continuation payments under COBRA shall cease. Employee understands and affirms that he is obligated to immediately inform Employer if he becomes eligible to obtain healthcare coverage from a new employer before September 30, 2016. Employee further understands that if Employee wishes to continue to obtain COBRA coverage after September 30, 2016, Employee must pay all costs and fees for such additional coverage in accordance with COBRA.

Employee acknowledges and agrees that the Severance Payment set forth in Section 8(A) above and the COBRA Assistance set forth in Section 8(B) above are being made in accordance with Section 4.02(B) of the Employment Agreement and that such payments fully satisfy (and are not in addition to) Employer’s obligations under Sections 4.02(B) of the Employment Agreement. Employee further acknowledges that he is not otherwise entitled to the Separation Payment and the COBRA Assistance and that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee covenants and agrees that he will not seek anything further from any of the Released Parties.

9.    Who is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

10.    Cooperation With Investigations/Litigation. Employee agrees, upon Employer’s request, to reasonably cooperate in any Employer investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Employee’s tenure with Employer. Employee will make himself reasonably available to consult with Employer’s counsel, to provide information, and to appear to give testimony. Employer will, to the extent permitted by law and applicable court rules, reimburse Employee for reasonable out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses.

11.    Non Disparagement; Covenants Agreement and Confidentiality.

(A)    Employee covenants and agrees that he shall not knowingly disparage, criticize or otherwise make any derogatory statements regarding Employer or its past, present and future directors, officers, shareholders, employees, agents or products. Provided inquiries are directed to Laurie Marsh, Director, Human Resources, Employer shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee. Employer agrees to instruct its Senior Management Team not to knowingly disparage, criticize or otherwise make any derogatory statements concerning Employee.

(B)    Employee represents and warrants to Employer that, at all times during Employee's employment with Employer, Employee has complied with his obligations under the Employee Confidentiality, Inventions, Non-Interference Agreement, Non-Solicitation and Non-Competition Agreement between Employee and Employer dated as of September 11, 2009 (the “Covenants Agreement”). Employee acknowledges and agrees that Employee's obligations under the Covenants Agreement survive the termination of the Employment Agreement and his employment with Employer and such obligations shall remain in full force and effect following the Separation Date. Without limitation of his obligations under the Covenants Agreement, Employee further agrees that he shall not reveal the amounts paid to

Employee or the other terms of this Separation Agreement to anyone, except to Employee’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure.

12.    Employer Property. Without limitation of Employee's obligations under the Covenants Agreement, Employee represents and warrants that Employee has returned to Employer all property in Employee’s possession, custody or control belonging to Employer, including, but not limited to, all Company Confidential Information and Third Party Confidential Information (as those terms are defined in the Covenants Agreement), equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the business or affairs of Employer or any third parties associated with the Employer.

13.    Remedies. If Employee breaches any term or condition of this Separation Agreement or the Covenants Agreement, or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and in addition to and not instead of the Released Parties’ other remedies hereunder, under the Covenants Agreement or otherwise at law or in equity, Employer’s obligation to make any remaining installments of the Severance Payment or to waive Employee’s health care continuation payments under COBRA through September 30, 2016 shall terminate as of the date of such breach and Employer shall have no further obligations under Section 8 of this Separation Agreement and Employee shall be required, upon demand, to return to Employer ninety (90%) of the Severance Payment (or installments thereof) paid by Employer pursuant to Section 8(A) of this Separation Agreement. Employee understands and agrees that if Employer’s obligations under Section 8 cease and/or Employee is obligated to return ninety percent (90%) of the Severance Payment (or installments thereof), in each case, in accordance with the preceding sentence, this Separation Agreement shall continue to be binding on Employee and the Released Parties shall be entitled to enforce the provisions of this Separation Agreement as if Employer’s obligations under Section 8 had not ceased and/or ninety percent (90%) of the Severance Payment had not been repaid to Employer and Employer shall have no further obligations to Employee under Section 8 of this Separation Agreement. Further, in the event of any litigation or other proceeding to enforce the terms of this Separation Agreement and/or the Covenants Agreement, whether initiated by Employee or Employer, the prevailing party shall (unless otherwise provided by law) be entitled to recover its reasonable attorneys’ fees and costs, expert witness fees and costs, and court costs/forum fees from the other party. Notwithstanding the foregoing, it is understood and agreed that Employee shall have no automatic repayment obligation or automatic obligation to pay such attorneys’ fees and other costs associated with enforcing this Separation Agreement and/or the Covenants Agreement if Employee were to challenge the ADEA waiver only.
14.    Construction of Agreement. In the event that one or more of the provisions contained in this Separation Agreement or the Covenants Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement or the Covenants Agreement, but this Separation Agreement and the Covenants Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein or therein. If it is ever held that any restriction hereunder or under the Covenants Agreement is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law.
15.    Dispute Resolution. Employer and Employee hereby agree that any dispute based on, arising out of or relating to the interpretation and performance of this Agreement or any other matter or thing shall be solely submitted to and finally settled by arbitration by a single arbitrator in accordance with the then-current rules of the American Arbitration Association ("AAA"), including without limitation, any claims for breach of this Agreement. Any such arbitration shall be conducted in the New Jersey office of the AAA located closest to Employer's New Jersey office. The single arbitrator shall be appointed from the AAA's list of arbitrators by the mutual consent of the parties, or in the absence of such consent, by application of any party to the AAA. A decision of the arbitrator shall be final and binding upon the Parties. The parties agree that this Section 15 shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement other than (i) post-arbitration actions seeking to enforce and arbitration award and (ii) actions seeking appropriate equitable or injunctive relief, including, without limitation, pursuant to the Covenants Agreement. Employer shall pay the fees of the arbitrator and each party shall be responsible for his own legal fees, costs of its experts and expenses of his witnesses, except as any fee shifting as to either the cost of the arbitrator and/or attorneys’ fees as may be permitted by applicable law upon the conclusion of the arbitration. The arbitrator's remedial authority shall equal the remedial power that a court with competent jurisdiction over the parties and their dispute would have. Any award rendered shall be a reasonable award in writing and shall be final, binding and conclusive (without right to appeal, unless such appeal is based on fraud by the other party in connection with the arbitration process) upon the parties and any judgment on such award may be enforced in any court having jurisdiction, unless otherwise provided by law. EMPLOYER AND EMPLOYEE KNOWINGLY AND VOLUNTARILY AGREE TO THIS ARBITRATION PROVISION AND ACKNOWLEDGE THAT ARBITRATION SHALL BE INSTEAD OF ANY CIVIL LITIGATION AND THAT EMPLOYER AND EMPLOYER ARE EACH WAVING ANY RIGHTS TO A JURY TRIAL WITH RESPECT TO AN ARBITRATED MATTER. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules.
16.    Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering in this Separation Agreement, Employee does not waive any rights or Claims (including, without limitation, any Claims arising under ADEA) that may arise after the date that Employee executes and deliver this Separation Agreement to Employer;

(B) This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA and other laws, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Separation Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

(D) Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights, if any, (i) under COBRA and (ii) under Employer’s 401(k) plan.

17.    Opportunity for Review.

(A)    Employee is hereby advised and encouraged by Employer to consult with Employee’s own counsel before signing the Separation Agreement. Employee represents and warrants that Employee:

(i) has had sufficient opportunity to consider this Separation Agreement; (ii) has read this Separation Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Separation Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Separation Agreement; (vii) understands that Employee is responsible for Employee’s own attorney’s fees and costs; (viii) has had the opportunity to review this Separation Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that he is free to use as much or as little of the 21-day period as he wishes or considers necessary before deciding to sign this Separation Agreement; (x) understands that if Employee does not sign and return this Separation Agreement to Employer (Attn: Laurie Marsh, Director, Human Resources) on or before January ___, 2016, Employer shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to the Severance Payment or the COBRA Assistance set forth in Section 8 of this Separation Agreement, and the Separation Date shall be unaltered; and (xi) understands that this Separation Agreement is valid, binding and enforceable against the parties in accordance with its terms.

(B)    This Separation Agreement shall be effective and enforceable on the eighth day after execution and delivery to Employer (Attn: Laurie Marsh, Director, Human Resources) by Employee. The parties understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Employer by so advising Employer (Attn: Laurie Marsh, Director, Human Resources) in writing no later than 11:59 p.m. on the seventh day after Employee’s execution and delivery of this Separation Agreement to Employer. If Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employee shall not be entitled to the Severance Payment or the COBRA Assistance set forth in Section 8 of this Separation Agreement, and the Separation Date shall be unaltered.

[Signatures appear on the following page]

Agreed to and accepted on this 21st day of December, 2015.

Witness:	EMPLOYEE:

/s/ Walter M. Narajowski
Walter M. Narajowski

Agreed to and accepted on this 22nd day of December, 2015

ROKA BIOSCIENCE, INC.

	BY:	/s/ Paul G. Thomas